                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Jefferson-Pilot Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[Jefferson-Pilot Logo]

                          JEFFERSON-PILOT CORPORATION
                            100 North Greene Street
                        Greensboro, North Carolina 27401

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                           MEETING DATE: MAY 4, 1998

Dear Shareholder:

You are cordially invited to attend our 1998 Annual Meeting of Shareholders. We will meet in Jefferson-Pilot's offices in Greensboro on Monday, May 4, 1998, at 10:00 A.M.

The matters we will be acting on at the meeting are described in the attached Notice of Meeting and Proxy Statement.

Jefferson-Pilot's activities and performance during 1997 are reviewed in our Annual Report to Shareholders.

Your vote is important. I urge you to vote your shares by proxy, even if you plan to attend the meeting. This will ensure that your shares are voted. Please fill out, sign and return your proxy card promptly.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

/s/ David A. Stonecipher

David A. Stonecipher
President and CEO

March 31, 1998

[Jefferson-Pilot Logo]

                          JEFFERSON-PILOT CORPORATION

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

DATE:   MONDAY, MAY 4, 1998
TIME:   10:00 A.M.
PLACE:  FOURTH FLOOR, JEFFERSON-PILOT BUILDING
        100 NORTH GREENE STREET
        GREENSBORO, NORTH CAROLINA

At our Annual Meeting of Shareholders we will ask you to:

     (1) elect four persons as Class III directors, each for a term of three years; and

     (2) transact any other business properly brought before the Meeting or any adjournment of the Meeting.

If you were a shareholder of record at the close of business on March 2, 1998, you may vote at our Annual Meeting or any adjournment of the Meeting.

Please promptly complete, date, sign and return the enclosed proxy card. You may revoke your proxy at any time before it is voted at the meeting.

On behalf of the Board of Directors,

Robert A. Reed

Vice President and Secretary                                      March 31, 1998

--------------------------------------------------------------------------------

CONTENTS
Proxy Solicitation and Voting Information...................    3
Election of Directors.......................................    4
Stock Ownership.............................................    7
Executive Compensation......................................    8
Other Information...........................................   15

PROXY STATEMENT

PROXY SOLICITATION AND VOTING INFORMATION

WHO IS ENTITLED TO VOTE?

Shareholders of record at the close of business on March 2, 1998 (the Record
Date) are entitled to vote at the Meeting. Each share of common stock is entitled to one vote on each voting matter.

WHAT CONSTITUTES A QUORUM AT THE MEETING?

A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum for transacting business. On the Record Date, 70,888,685 shares were outstanding.

HOW DO I VOTE?

The enclosed proxy is solicited by our Board of Directors. To vote, please complete, sign and date each proxy card you receive and return it in the prepaid envelope. Proxies will be voted if properly signed, received prior to the close of voting at the Meeting and not revoked. Where you specify a choice with respect to any matter to be acted upon, your shares will be voted as you specify. Unless you otherwise specify on the proxy, properly executed proxies which are returned in a timely manner will be voted for all nominees for director, and in accordance with the best judgment of the proxy holders on any other matters properly brought before the meeting.

WHAT SHARES ARE INCLUDED IN THE PROXY CARD?

Proxies representing shares held of record also represent full and fractional shares held under our Dividend Reinvestment Plan. Separate voting cards are being furnished under our 401(k)/TeamShare Plan for employees and career agents and under our Agents' Retirement Plan.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

Yes. If you are a registered shareholder (that is, you hold stock certificates registered with our transfer agent in your own name or with others) you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

If your shares are held in "street name," you will need to contact your broker or other nominee to ask if you can vote by telephone or electronically. Brokers and other nominees can vote electronically through their depositaries.

HOW CAN I REVOKE MY PROXY?

After you return a proxy you may revoke it at any time before its use. To revoke it, you may (1) deliver a written notice of revocation to our corporate secretary, (2) submit a properly executed, subsequently-dated proxy or (3) vote in person at the Meeting.

WHO WILL COUNT THE VOTE?

Representatives of Georgeson & Company, Inc. will count the vote, and Georgeson will serve as Inspector of Election.

WHAT VOTE IS REQUIRED TO APPROVE EACH MATTER?

The nominees receiving the highest number of votes will be elected directors. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions, broker non-votes or failure to vote are disregarded in tabulating voting results. Shareholders may not cumulate their votes.

WILL ANY SHAREHOLDER PROPOSALS BE PRESENTED AT THE MEETING?

No. Our By-Laws require 90 days advance notice to our corporate secretary of any resolution to be presented at the Meeting. He has not received any such notice.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

This indicates that your shares are registered differently and are in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted. To provide better shareholder services in the future, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our transfer agent, First Union, at 1-800-829-8432, or by fax to 1-704-590-7618

WHAT ABOUT THE 1995 AND 1998 STOCK SPLITS?

All data in this Proxy Statement relating to our common stock and stock options have been adjusted where necessary to reflect the three-for-two split of the common stock in December 1995. The 1998 split is not reflected because the additional shares will not be distributed until April 13.

ELECTION OF DIRECTORS

Our Board now has twelve directors, divided into three classes whose terms end in successive years. The terms of the four Class III directors expire at the 1998 annual meeting. Two of these directors will not be standing for reelection:
Hugh L. McColl, Jr., Chief Executive Officer of NationsBank Corporation, and Martha Ann Walls, President and Chief Executive Officer of Southern Newspapers, Inc.

The remaining two members of Class III have been nominated to serve for a new three year term that will end in 2001. Our newest director, Kenneth C. Mlekush, was elected in February 1998 to fill the vacancy created when C. Randolph Ferguson resigned as a director and Executive Vice President -- Group. Mr. Mlekush also has been nominated to serve for this same three year term. The Board also has nominated Patrick S. Pittard, President and Chief Executive Officer of Heidrick & Struggles, an executive search firm, to serve as a new director for this three year term. The Board expresses its appreciation for the valued service of Randy Ferguson, Hugh McColl and Molly Walls to Jefferson-Pilot.

If any nominee is unable or unwilling to serve as a director for any reason (which is not anticipated), proxies will be voted for the election of any substitute nominee designated by our Board of Directors or its Executive Committee. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

The table below presents certain information about these nominees and the other directors whose terms of office will continue after the Meeting.

                NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING 2001 -- CLASS III
ROBERT G. GREER                        Consultant in the formation of, and then Chairman since
age 63                                 September 1996 of the Bank of Tanglewood, N.A., Houston,
Director since 1975                    Texas; Vice Chairman and Advisory Director, Northern Trust
                                       Bank of Texas from August 1995 to May 1996; previously
                                       Chairman of the Board of Tanglewood Bank

GEORGE W. HENDERSON, III               Chairman and Chief Executive Officer, Burlington Industries
age 49                                 Inc. (manufacturer of textile products), Greensboro, NC
Director since 1995                    since January 1, 1995; President and Chief Operating Officer from April 1993; previously Group Vice President; also a
                                       director since 1990
KENNETH C. MLEKUSH                     Executive Vice President of the Corporation since January 1,
age 59                                 1993; President of Jefferson-Pilot Life Insurance Company
Director since 1998                    since February 9, 1998, previously Executive Vice
                                       President -- Individual Operations
PATRICK S. PITTARD                     President and Chief Executive Officer of Heidrick &
age 52                                 Struggles (executive search firm), Atlanta, GA since January
Nominee                                1997; previously its Managing Partner, North America since
                                       1994, and prior thereto, Managing Partner of its Atlanta
                                       office.

                    CONTINUING DIRECTORS FOR THE TERM EXPIRING 1999 -- CLASS I
WILLIAM PORTER PAYNE                   Vice Chairman of NationsBank Corporation since February
age 50                                 1997; President and Chief Executive Officer, Atlanta
Director since 1993                    Committee for the Olympic Games, Atlanta, GA from January
                                       1991 to January 1997
ROBERT H. SPILMAN                      Chairman of the Board of the Corporation since March 1993;
age 70                                 retired Chairman of the Board and Chief Executive Officer,
Director since 1984                    Bassett Furniture Industries, Inc. (furniture manufacturer),
                                       Bassett, VA
DAVID A. STONECIPHER                   President and CEO of the Corporation; President-Elect and
age 57                                 CEO-Elect from September 1992 to February 1993; President,
Director since 1993                    GeorgiaUS (holding company), Atlanta, Georgia from February
                                       1991 to August 1992 and Executive Vice President from April
                                       1989

                    CONTINUING DIRECTORS FOR THE TERM EXPIRING 2000 -- CLASS II
EDWIN B. BORDEN                        President and Chief Executive Officer, The Borden
age 63                                 Manufacturing Co. (textile management company), Goldsboro,
Director since 1991                    NC
WILLIAM H. CUNNINGHAM                  Chancellor, The University of Texas System, Austin, TX since
age 54                                 September 1992; previously President, the University of
Director since 1986                    Texas at Austin
E. S. MELVIN                           President and Chief Executive Officer The Joseph M. Bryan
age 64                                 Foundation of Greater Greensboro, Inc. (private charitable
Director since 1986                    foundation) since January 1997; Senior Vice President,
                                       Central Carolina Bank & Trust Company from June 1993 to
                                       December 1996; previously Chairman of the Board and Chief
                                       Executive Officer, 1st Home Federal Savings and Loan
                                       Association of the Carolinas, F.A.
DONALD S. RUSSELL, JR.                 Attorney in sole practice in Columbia, SC
age 58
Director since 1977

---------------

(1) In addition to the directorships shown in the table, Mr. Borden is a director of Carolina Power & Light Company, Mount Olive Pickle Company, Ruddick Corporation, Triangle Bancorp and Winston Hotels, Inc.; Mr. Cunningham is a director of thirty-two funds in the John Hancock family of mutual funds, La Quinta Motor Inns, Inc. and Texas Commerce Bank (Advisory Director); Mr. Henderson is a director of Wachovia Corporation; Mr. Melvin is a director of Central Carolina Bank; Mr. Payne is a director of ACSYS, Inc., Anheuser Busch, Inc. and Cousins Properties, Inc.; Mr. Russell is a director of Piedmont Natural Gas Company; and Mr. Spilman is a director of Dominion Resources, Inc., The Pittston Co. and Virginia Electric and Power Company.

WHAT COMMITTEES HAS THE BOARD APPOINTED?

Attendance by directors at 1997 meetings of the Board and of committees on which they served averaged 93%. All directors attended at least 75% of the meetings of the Board and of committees on which they served except Mr. McColl.

The Statement of Principles of Jefferson-Pilot Corporation with Respect to Certain Corporate Governance Matters was adopted by the Board and ratified overwhelmingly by shareholders in 1993. Under these Principles, the Audit, Compensation and Conflict of Interests Committees may not include any inside director -- no current or recent executive officer or any relative, or any other director who is an executive officer of another public corporation on whose board one of our executive officers and directors serves. Each of these Committees is authorized to engage independent advisers with an appropriate budget available for this purpose. The Nominating Committee may not include more than one inside director.

Executive Committee -- met three times in 1997, and is composed of Directors Spilman (Chairman), Borden, Cunningham, Greer and Stonecipher. This Committee may exercise all of the powers and authority of the Board, except for the power to issue stock or declare dividends and certain other powers specifically reserved by North Carolina law to the Board.

Audit Committee -- met three times in 1997, and is composed of Directors Russell (Chairman), Henderson, Melvin, Payne and Walls. This Committee recommends the independent accountants to be appointed by the Board; approves the scope of the accountants' examination and other services; reviews the financial statements, including auditors' opinions and management letters, and reports to the Board the Committee's recommendation; reviews financial and/or fiscal policies and policy decisions; determines the duties and responsibilities of the chief internal auditor, and approves his budget and the scope of his work; and, through review of the results of internal and external audits, monitors internal programs to ensure compliance with laws, regulations and our responsibilities for financial reporting to the public.

Compensation Committee -- met three times in 1997, and is composed of Directors Cunningham (Chairman), McColl, Melvin, Spilman and Walls. This Committee approves salaries paid to senior executive officers; reviews our tax qualified employee benefit plans; reviews all recommendations for changes in any plan which must be approved by the Board; and determines awards for senior executive officers under incentive plans including stock plans.

Nominating Committee -- met once in 1997, and is composed of Directors Spilman (Chairman), Cunningham, Greer, Henderson, and McColl. This Committee recommends to the Board nominees for election as directors and the composition of all Committees of the Board other than the Executive and Nominating Committees. In selecting director nominees, the Committee will consider nominees recommended in writing by shareholders. The Committee will not be able to consider shareholder recommendations received less than 120 days before shareholders meet to elect directors.

Conflict of Interests Committee -- met once in 1997, and is composed of Directors Walls (Chairperson), Borden, Melvin, Payne and Russell. This Committee recommends policies or procedures designed to avoid conflicts of interest involving our directors and officers, and is responsible for investigating any complaints or activities involving actual or potential conflict and recommending to the Board appropriate action relating to any conflict. This Committee also annually reviews all significant relationships, direct or indirect, that directors have with Jefferson-Pilot, based on surveys that all directors complete. Based on this review and in accordance with our Statement of Principles, the Committee then also makes any appropriate recommendation to the Board concerning Committee assignments.

HOW ARE DIRECTORS COMPENSATED?

Cash. Directors who are not our employees receive an annual retainer of $30,000, and a $1,000 fee for each Board or committee meeting they attend (reduced to $500 for a committee meeting held in connection with a Board meeting). Committee chairpersons receive an additional annual retainer of $3,000. The Chairman of the Board receives an additional annual retainer of $50,000.

Directors may elect to defer receipt of some or all cash directors' fees. Deferred accounts are credited, at the director's election, with either phantom units for our common stock, or with interest at rates representative of market rates. Deferred accounts are unfunded and are paid out in up to ten annual installments after the director leaves the Board.

Stock Options. Non-employee directors receive non-discretionary stock option awards, each exercisable at the fair market value of our common stock on the award date. A new director receives an option to purchase 7,500 shares. All directors receive an option for 3,375 shares on the first regular quarterly Board meeting date in each year through 1999. The Non-Employee Directors' Stock Option Plan, unless earlier terminated, expires on March 31, 1999.

STOCK OWNERSHIP

WHAT IS THE STOCK OWNERSHIP OF OUR DIRECTORS AND OFFICERS?

                                                                 SHARES
                                                              BENEFICIALLY
                                                                OWNED ON
                                                                MARCH 2,
NAME                                                           1998(1)(2)
--------------------------------------------------------------------------
Directors and Nominee:
Edwin B. Borden.............................................      30,774
William H. Cunningham.......................................      18,797
Robert G. Greer.............................................      19,650
George W. Henderson, III....................................      16,659
Hugh L. McColl, Jr..........................................      17,682(2)
E. S. Melvin................................................      27,633(2)
Kenneth C. Mlekush..........................................     118,771
William Porter Payne........................................      18,833
Patrick S. Pittard..........................................         500
Donald S. Russell, Jr.......................................      22,687(2)
Robert H. Spilman...........................................      36,729
David A. Stonecipher........................................     367,993
Martha A. Walls.............................................      45,089
Other officers named in compensation table:
Dennis R. Glass.............................................     118,335
John D. Hopkins.............................................      71,546
E. Jay Yelton...............................................      95,603
Directors, nominee and executive officers as a group (17
  persons)..................................................   1,031,917

---------------

(1) The individuals have sole voting and investment power over the shares, except: Mr. Melvin: 710 total shares are held by his two sons and wife; Mr.
     Spilman: 1,050 shares are held by his wife; Mr. Stonecipher: 3,000 shares are held by his wife; and Ms. Walls: 30,053 shares are owned jointly with her husband and 2,132 shares are held by a corporation of which she is an officer, director and principal shareholder. Except as specifically indicated, the directors named in this note have no authority to vote these shares. The shares reported include shares held for each officer under our 401(k)/TeamShare plan, share equivalent units under the directors' fee deferral plan as follows: Mr. Borden, 24 shares; Mr. Henderson, 2,109 shares: Mr. Melvin, 2,236 shares; Mr. Spilman, 8,324 shares and Ms. Walls, 2,348 shares; and the following shares which the individuals had the right to acquire within 60 days through the exercise of options: employee plan:
     Mr. Stonecipher, 310,833; Mr. Glass, 109,583; Mr. Hopkins, 66,666; Mr. Mlekush, 113,333; and Mr. Yelton, 87,083; non-employee director plan:
     Messrs. Borden, Cunningham, Greer, Henderson, McColl, Melvin, Payne, Russell and Spilman, 14,250 each; Ms. Walls, 6,750; and the group (both plans), 822,498. Information for Mr. Pittard is as of March 31, 1998.
(2) None of the individuals reported beneficial ownership of more than 1% of the total shares outstanding. Mr. McColl reported that NationsBank Corporation, of which he is Chief Executive Officer, holds 826,046 shares (1.2%) for its own account, as to which he disclaims beneficial ownership. Mr. Melvin reported that he is coexecutor of the estate of Joseph M. Bryan, which owns 837,675 shares (1.2%), as to which Mr. Melvin disclaims beneficial ownership. Mr. Russell reported that 111,375 shares are held of record by his father under an arrangement under which Mr. Russell has sole voting power, as to which shares Mr. Russell disclaims beneficial ownership.

Jefferson-Pilot believes that all of our executive officers and directors complied for 1997 with all applicable stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

What are the principles of Jefferson-Pilot's executive pay program?

The executive compensation program is based on guiding principles designed to align compensation with Jefferson-Pilot's mission, business strategy and values. Building on this foundation, the executive compensation program is designed to retain and motivate the executive talent needed to maximize our return to shareholders by:

     - providing base compensation levels that are competitive with that provided in the various markets in which we compete for executive talent;

     - rewarding executives for the achievement of specific corporate and unit earnings goals, as well as market related goals necessary to build shareholder value over the long term; and

     - creating earned share ownership opportunities so that the long term maximization of shareholder value truly links executive and shareholder interests.

In implementing the executive compensation program, the Compensation Committee considers each of these principles, which are described in greater detail below.

How are competitive compensation levels determined?

The Committee establishes total compensation (base salary and incentive) targets for executives for expected levels of performance. Published survey materials, proxy statement analyses and counsel with consultants are used to establish targeted compensation levels, including incentive compensation. Companies listed as the "Similarly Diversified Companies" in the Performance Graph are included in the compensation survey data, as are other companies. We use broad financial services and insurance industry surveys to determine competitive data, since executives may be recruited from or attracted to companies other than those included in the "Similarly Diversified Companies." In general, total compensation is targeted at the second quartile (the 50 to 75 percent range) of the relevant marketplace for each executive's area of responsibility (such as life insurance or broadcasting). Actual total compensation of most of the individuals named in the Summary Compensation Table for 1997, including Mr. Stonecipher, fell within the second quartile of the relevant marketplace.

How are incentive and reward built into the compensation program?

Achieving both the short and long term goals described below is necessary for executives to earn competitive total compensation. Depending on position, between 50 and 75 percent of each executive officer's total targeted compensation is based upon performance. Performance related elements include annual bonus, as well as two forms of long term incentives under the Long Term Stock Incentive Plan: long term incentive compensation plan (LTIP) payouts, and stock options. LTIP was designed in combination with the expected value of stock option grants such that competitive and performance-related long term incentive opportunities are available.

Annual Bonus. The annual incentive compensation (bonus) plan is keyed to competitive annual incentive norms and is based on the achievement of short term goals consisting of operating income targets set for

Jefferson-Pilot and each line of business. Additional short term goals such as market share, premium growth and new business issued may also affect a specific individual's incentive award. The short term goals for executives are developed based on our annual budgets and operating plans. The weights accorded to the goals vary depending on the participant's position. For most executive officers, the 1997 bonuses reflected both good earnings growth and the extraordinary effort expended in the Chubb Life acquisition and the integration of several major acquisitions. The actual performance of Jefferson-Pilot and of the individuals named in the Summary Compensation Table in 1997 resulted in annual bonuses varying from 49% to 107% of base salary.

LTIP. LTIP payouts are based on cumulative growth in operating earnings per share (EPS). Participants are eligible for an annual payment, contingent upon the Corporation's achieving specified levels of compound growth rate in the cumulative operating earnings per share ("CGR") during the preceding three years. Payouts are expressed as a percentage (which varies according to the participant and the level of CGR achieved) of each participant's salary during the last year of the three year measurement period. No LTIP payments will be made if the CGR during the three years is less than 50% of the targeted CGR. Payouts for Mr. Stonecipher are based on a percentage that is 33% greater than the percentage for other LTIP participants due to differences in competitive practice for the Chief Executive Officer position versus that of other executive officers. Further details are provided with the Long Term Incentive Plans table on page 12.

Stock Options. Awards of stock options are made in amounts that, when combined with long term incentives under the LTIP plan, are designed to provide total long term incentive compensation that is competitive with other large insurance companies, based on data from industry surveys. Actual gains from stock options depend upon stock price increases from the fair market value at the time of grant. The Compensation Committee does not consider levels of share ownership or past option grants in making current stock option awards as it desires to continually reinforce the goal of stock price improvement.

Some of the stock options awarded in 1996 and 1997 to executive officers were granted pursuant to employment agreements, which are described on page 13.

Are these plans designed to build equity ownership?

Sustained and increasing ownership of Jefferson-Pilot stock by our executives is expected upon shares being earned through performance. Half of the LTIP value earned is delivered in common shares. In the recent payout based on the three year CGR through 1997, an aggregate of 8,054 shares were delivered to seven executive officers. The direct link between shareholders and executives is further strengthened by using stock options as an important incentive vehicle. Expectations are established informally regarding the continued ownership of our shares by executives during their employment.

What was the Chief Executive Officer's compensation for 1997?

Mr. Stonecipher's salary for 1997 reflected a 6.7% increase over his 1996 salary. Under his new employment agreement, which was negotiated on an arms' length basis and entered into in September 1997, Mr. Stonecipher's bonus for 1997 was determined in accordance with a formula based on growth in operating EPS over the prior year. In 1997, operating EPS increased 14.8% compared with 1996 results. In addition, under his employment agreement, Mr. Stonecipher participates in LTIP and received a payout in early 1997 based on achievement of above target CGR over the three year period 1995-97, and in February 1997 he received a stock option to purchase 120,000 shares at the fair market value on the award date. Additional options related to signing of his new employment agreement are discussed on page 13.

Is all compensation tax deductible?

The Compensation Committee has taken steps to minimize any compensation that would be non-deductible under Section 162(m) of the Internal Revenue Code. A portion of Mr. Stonecipher's bonus for 1997 was deductible because it was earned under his prior employment agreement which predated the adoption of Section 162(m). In the event that any material amount might potentially not be deductible under

Section 162(m), the Committee will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

                              COMPENSATION COMMITTEE

                              William C. Cunningham, Chairman
                              Hugh L. McColl, Jr.
                              E. S. Melvin
                              Robert H. Spilman
                              Martha Ann Walls

                                    ********

This table summarizes compensation for our chief executive officer, and for the four other executive officers who were the highest paid for 1997 (Named Officers).

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                         COMPENSATION
                                                                     ---------------------
                                                                     AWARDS(1)     PAYOUTS
                                                                     ----------    -------
                                              ANNUAL COMPENSATION    SECURITIES     LTIP      ALL OTHER
                                              --------------------   UNDERLYING    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)   OPTIONS(#)    ($)(2)       ($)(3)
---------------------------------------------------------------------------------------------------------
David A. Stonecipher.................  1997    900,000    965,656     220,000(4)   540,000       7,024
President and Chief Executive          1996    843,650    633,000     125,000      484,930       6,750
Officer of the Corporation             1995    811,200    540,000      75,000      350,763       5,895
Kenneth C. Mlekush...................  1997    400,000    250,000      30,000      180,000       7,214
Executive Vice President of the        1996    365,500    200,000      38,750      157,567       6,039
Corporation                            1995    351,500    200,000      30,000      113,991       5,700
Dennis R. Glass......................  1997    350,000    200,000      30,000      157,500       3,518
Executive Vice President and           1996    327,600    150,000      38,750      141,228       2,314
Treasurer of the Corporation           1995    315,100    230,000      22,500      102,187       6,045
John D. Hopkins......................  1997    325,000    160,000      25,000           --       5,622
Executive Vice President and General   1996    312,000    130,000      38,750           --       5,700
Counsel of the Corporation             1995    300,000    210,000      22,500           --       6,045
E. Jay Yelton........................  1997    310,000    175,000      25,000      139,500       5,230
Executive Vice President of the        1996    286,000    150,000      30,000      123,295       6,168
Corporation                            1995    275,000    130,000      22,500       89,183       6,911

---------------

(1) None of the Named Officers have been granted any stock appreciation rights or restricted stock awards.
(2)  LTIP payouts were made 50% in shares of our common stock.
(3) Company matching and gain sharing contributions to the 401(k)/TeamShare Plan, and a portion of gain sharing paid in cash to all employees, are listed.
(4) Includes 100,000 share option award effective upon signing of Mr. Stonecipher's new employment agreement.

LONG TERM STOCK INCENTIVE PLAN

This plan provides long term incentives, based on Jefferson-Pilot common stock and on growth in operating earnings per share (EPS), to employees who may influence the long term performance of Jefferson-Pilot and its subsidiaries. Key features of the plan include stock options and long term incentive awards
(LTIP). The option price may not be less than 100% of the fair market value of the stock on the award date. The following table shows options awarded by the Compensation Committee in 1997 to the Named Officers.

The price of the common stock must appreciate in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately.

                           OPTION GRANTS DURING 1997

                                                         PERCENT OF
                                            NUMBER OF      TOTAL
                                            SECURITIES    OPTIONS                               GRANT DATE
                                            UNDERLYING   GRANTED TO                            PRESENT VALUE
                                             OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   (BLACK-SCHOLES)
NAME                                        GRANTED(#)    IN 1997     PRICE($)      DATE          ($)(1)
-------------------------------------------------------------------------------------------------------------
David A. Stonecipher......................   120,000        10.6%      57.875     2/10/07        1,672,800
                                             100,000         8.9%      72.750     9/15/07        1,902,000
Kenneth C. Mlekush........................    30,000         2.7%      57.875     2/10/07          418,200
Dennis R. Glass...........................    30,000         2.7%      57.875     2/10/07          418,200
John D. Hopkins...........................    25,000         2.2%      57.875     2/10/07          348,500
E. Jay Yelton.............................    25,000         2.2%      57.875     2/10/07          348,500

---------------

(1) The values shown in this table have been calculated through standard application of the Black-Scholes pricing model, using the following assumptions: options are exercised at the end of their ten year term; interest rates are based on U.S. Treasury Strips available on the grant date and maturing at the end of the option term; volatility is based on the average daily closing market prices for December 1991 through December 1996; and the average annual dividend growth rate approximates 10%. The actual value an executive officer receives from a stock option is dependent on future market conditions, and there can be no assurance that the value ultimately realized by the executive will not be more or less than the amount reflected as "Grant Date Present Value." In addition, the value shown does not take into account the nontransferability of the options. The options become exercisable in one third increments over three years, or upon earlier death, disability, retirement, termination of employment after completion of the term of an employment agreement, or a change in control.

The following table shows stock option exercises during 1997 and the value of unexercised options as of December 31, 1997.

                      AGGREGATED OPTION EXERCISES IN 1997
                      AND DECEMBER 31, 1997 OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                      OPTIONS AT 12-31-97(#)            AT 12-31-97($)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                       EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------
David A. Stonecipher.....        --             --       204,166        328,334       8,528,627      5,969,808
Kenneth C. Mlekush.......        --             --        87,916         55,834       3,626,234      1,312,517
Dennis R. Glass..........        --             --        85,416         54,584       3,334,464      1,260,694
John D. Hopkins..........    18,750        545,625        44,166         49,584       1,512,433      1,160,694
E. Jay Yelton............        --             --        67,500         43,750       2,618,126      1,019,219

The following table and notes provide information with respect to LTIP.

                           LONG TERM INCENTIVE PLANS

                                                                                 ESTIMATED FUTURE PAYOUTS
                                                            PERFORMANCE              UNDER NON-STOCK-
                                                              OR OTHER              PRICE-BASED PLANS
                                       NUMBER OF SHARES,    PERIOD UNTIL    ----------------------------------
                                        UNITS OR OTHER     MATURATION OR     THRESHOLD     TARGET     MAXIMUM
NAME                                     RIGHTS(#)(1)        PAYOUT(2)        ($)(3)       ($)(3)      ($)(3)
--------------------------------------------------------------------------------------------------------------
David A. Stonecipher.................           --           1997-1999        187,200      374,400    561,600
Kenneth C. Mlekush...................           --           1997-1999         69,000      138,000    207,000
Dennis R. Glass......................           --           1997-1999         56,250      112,500    168,750
John D. Hopkins......................           --                  --             --           --         --
E. Jay Yelton........................           --           1997-1999         48,750       97,500    146,250

---------------

(1) The LTIP does not provide for awards of shares, units or other rights representing the right to receive compensation. LTIP provides for payouts based on the compound growth rate ("CGR") in cumulative operating earnings per share during the three year measurement period. Payouts, if any, are in a 50/50 ratio of cash and common stock valued at the fair market value on the date of award.
(2) Amounts in the table are based on current (1998) annual salary. Actual payments, if any, will be calculated as a percentage (which varies according to the participant and the level of CGR achieved) of salary during the last year in the period.
(3) Payouts are contingent upon achieving specified levels of CGR, and service to the end of the three year measurement period. The target amount will be payable if the targeted CGR is achieved. The threshold amount will be payable if 50% of the targeted CGR is achieved; below 50% no payout will be made. The maximum amount will be payable if 150% or more of the targeted CGR is achieved.

RETIREMENT PLANS

We provide executive retirement benefits under both a tax qualified plan and a nonqualified supplemental benefit plan. The table includes benefits under both plans.

                               PENSION PLAN TABLE

                                                                     YEARS OF SERVICE
                                                           ------------------------------------
                                                                                       20 YEARS
FINAL AVERAGE EARNINGS                                     10 YEARS      15 YEARS      OR MORE
-----------------------------------------------------------------------------------------------
$  300,000...............................................  $ 75,000      $112,000      $150,000
$  600,000...............................................  $150,000      $225,000      $300,000
$  900,000...............................................  $225,000      $337,500      $450,000
$1,200,000...............................................  $300,000      $450,000      $600,000
$1,500,000...............................................  $375,000      $562,500      $750,000
$1,800,000...............................................  $450,000      $675,000      $900,000

The table illustrates straight life annuity benefits that would be payable annually upon normal retirement at age 65 on January 1, 1998 to participants at specified levels of earnings and years of service. Benefits shown are not subject to offset for amounts payable under Social Security, but are reduced for early retirement.

For purposes of this table, covered compensation consists of the amounts disclosed in the Summary Compensation Table as salary and bonus. The credited years of service for the Named Officers are: Mr. Stonecipher, 5 years; Mr. Mlekush, 5 years; Mr. Hopkins, 5 years; Mr. Glass, 4 years; and Mr. Yelton, 4 years.

Mr. Stonecipher is entitled to additional retirement benefits under his employment agreement.

DO THE NAMED OFFICERS HAVE EMPLOYMENT CONTRACTS?

On March 1, 1993, David A. Stonecipher became President and Chief Executive Officer of the Corporation under an employment agreement which was to expire on December 31, 1997. A new employment agreement with Mr. Stonecipher was signed effective September 15, 1997. It continues to provide for base salary, annual bonus, LTIP and additional retirement benefits, and also for stock options granted at fair market value for 200,000 shares, of which 100,000 were granted upon signing with vesting in one third increments over three years, and 100,000 were granted on January 6, 1998 with vesting on December 31, 2002. The Compensation Committee may review and increase his salary as appropriate. The annual bonus as a percent of base salary is determined in accordance with a formula based on growth in operating earnings per share over the prior year. Under the agreement, all prior stock option awards and any discretionary award of options for 1997 made in February 1998 (Mr. Stonecipher received options for 80,000 shares in February 1998) are fully vested.

Mr. Stonecipher, currently age 57, is entitled to an annual retirement benefit at age 65 equal to 67% (reduced if he leaves earlier) of the average annual base salary and annual bonus for the highest three of his last five years of employment, reduced by other retirement benefits received by Mr. Stonecipher from his former employer or under our retirement plans. Mr. Stonecipher may elect to receive after retirement all or part of such retirement benefits as a single life annuity, as a lump sum and/or as payments in installments. A lump sum death benefit is payable if he dies during employment in an amount equal to the present value of his retirement benefits accrued to the date of death.

If Mr. Stonecipher's employment is terminated by the Corporation other than for good cause or if he resigns for good reason including following a change in control, he will: (1) receive a lump sum payment equal to (a) the base annual salary, and (b) 50% of the maximum bonus and LTIP payments, that he would have received for the lesser of three years or until December 31, 2002; (2) be fully vested in all stock options; and (3) become eligible for immediate retirement with benefits computed as if his employment had continued through December 31, 2002. If Mr. Stonecipher's employment is terminated by the Corporation for good cause or if he resigns following a demotion for good cause, items 1(a) and 2 through 4 above will apply except that his January 6, 1998 stock option will be forfeited.

Messrs. Mlekush, Glass, Hopkins and Yelton joined the Corporation in 1993 under three year employment agreements providing for specified annual salaries and for guaranteed stock options over three years. Mr. Mlekush's agreement was renewed at the end of 1995 for an additional three years, and in 1996 the agreements for Messrs. Glass, Hopkins and Yelton were renewed for an additional three years. In connection with each renewal, the Compensation Committee awarded a guaranteed stock option for 7,500 shares exercisable at the fair market value on the award date. The Compensation Committee may review and increase salaries in subsequent years as appropriate. Annual bonuses may be earned in accordance with a formula based on growth in operating EPS and/or other factors. Additional amounts may be paid for exceptional individual and company performance. The agreements also provide for LTIP (except for Mr. Hopkins).

IS THE COMPENSATION COMMITTEE INDEPENDENT?

Directors Cunningham, McColl, Melvin, Spilman and Walls served as members of the Compensation Committee of the Board during all of 1997. None of them ever has been an officer or employee of the Corporation or any of its subsidiaries or has had any other significant relationship with Jefferson-Pilot requiring disclosure under the proxy rules.

WHAT HAS BEEN OUR SHAREHOLDER RETURN?

The graph shows the total shareholder return (stock price appreciation plus reinvested dividends) for Jefferson-Pilot's common stock compared to two indexes: the Standard & Poor's 500 Stock Index and an index of certain other similarly diversified life insurance companies. The graph assumes that you invested $100 in each on December 31, 1992.

              COMPARISON OF FIVE YEAR TOTAL RETURN TO SHAREHOLDERS

  AMONG JEFFERSON-PILOT CORPORATION, S&P 500 INDEX, AND SIMILARLY DIVERSIFIED
                                   COMPANIES

                                                                                    CUSTOM
         MEASUREMENT PERIOD                                                    COMPOSITE INDEX
       (FISCAL YEAR COVERED)           JEFFERSON-PILOT         S&P 500            (8 STOCKS)
DEC. '92                                             100                 100                 100
DEC. '93                                             100                 110                 104
DEC. '94                                             115                 112                  95
DEC. '95                                             160                 153                 135
DEC. '96                                             199                 189                 159
DEC. '97                                             281                 252                 234

The similarly diversified companies included in the custom composite index are American General Corporation, American National Insurance Company, The Liberty Corporation, Lincoln National Corporation, Protective Life Corporation, Provident Life & Accident Insurance Company of America (Class B Common), ReliaStar Financial Corp., and Torchmark Corporation. Each company is weighted according to its respective stock market capitalization at the beginning of each calendar quarter included in the graph. Two peer companies included in the performance graph in prior years have been deleted; one is no longer publicly held and the other sold its life insurance operations.

OTHER INFORMATION

WHO ARE THE INDEPENDENT PUBLIC ACCOUNTANTS?

Upon recommendation of the Audit Committee, the Board has appointed Ernst & Young LLP as the independent public accountants for the Corporation and its consolidated subsidiaries for the fiscal year ending December 31, 1998. Similarly, E & Y was appointed for 1996 and 1997.

Before 1996, our financial statements were audited by McGladrey & Pullen, LLP. McGladrey expressed reliance for 1995 upon Arthur Andersen LLP, the auditors for 1995 for Alexander Hamilton Life Insurance Company of America following its acquisition by the Corporation. The change in auditors reflected the Corporation's increasing size and growing need for nationwide life insurance industry resources for auditing and for other services such as those related to acquisitions. The change was made following a selection process in which McGladrey chose not to participate, although it remained willing to serve as our auditors based on its existing life insurance industry resources.

Representatives of E & Y will be present at the Meeting, and will be given the opportunity to make a statement and will be available to respond to appropriate questions. Representatives of E & Y also have direct access to members of our Audit Committee and regularly attend their meetings.

The reports of McGladrey on our financial statements for 1995 and for 1994, and the report of Andersen for the period following the acquisition, did not contain an adverse opinion or disclaimer of opinion. Further, neither was qualified or modified as to uncertainty, audit scope or accounting principles, except for explanatory statements in the McGladrey reports regarding a change of method of accounting for investments in debt and marketable equity securities, which resulted from the Corporation's adoption of SFAS 115 effective January 1, 1994.

Since January 1, 1994 there have been no disagreements between the Corporation and McGladrey, and since the date of the acquisition there have been no disagreements between Alexander Hamilton or the Corporation and Andersen, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Similarly, there were no reportable events as to either such accounting firm.

WHAT ARE THE EXPENSES AND METHODS OF THIS PROXY SOLICITATION?

Jefferson-Pilot pays the costs of soliciting proxies. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable costs of forwarding solicitation materials to beneficial owners of our stock.

We have retained Georgeson & Co. to perform various proxy advisory and solicitation services for a total estimated fee of $12,500, plus out-of-pocket expenses. In addition, our directors and employees may solicit proxies in person, by mail or by telephone or other electronic means.

DOES JEFFERSON-PILOT HAVE ANY CORPORATE GOVERNANCE PRINCIPLES?

A portion of our Statement of Principles is described on page 5. Jefferson-Pilot has complied with the Principles in all material respects. The Principles have not been modified, amended or waived in any respect since their adoption, except for the waiver approved by our Board on March 21, 1997 which permitted William
E. Blackwell, who turned age 65 on April 1, 1997, to continue to serve in his various executive capacities including service as President of Jefferson-Pilot Communications Company until a search was completed and his successor, Theresa
M. Stone, filled these positions. The Principles are available upon request to our corporate secretary and will be available for review by shareholders at the Meeting.

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 1999 ANNUAL MEETING?

Jefferson-Pilot's 1999 annual meeting of shareholders is scheduled for May 3, 1999. Any shareholder proposals to be included in our proxy statement for that meeting must be received by our corporate secretary by December 1, 1998.

The Corporation's Articles of Incorporation and By-Laws also require advance notice for any director nominations or any resolutions to be presented at a shareholders' meeting. Any shareholder entitled to vote at an annual meeting may nominate at that meeting one or more persons for election as directors, but only if written notice of the intent to make such nomination has been given to our corporate secretary at least 90 days before the meeting. Similar 90 day advance written notice to our secretary is required for any resolution to be presented at the meeting.

WILL ANY OTHER MATTERS BE PRESENTED?

The Board of Directors is not aware of any matter to be voted on at the Meeting other than the election of directors. If any other matter requires a shareholder vote, the person or persons voting the proxies will vote, in accordance with their best judgment, in the interest of the Corporation.

By Order of the Board of Directors

Robert A. Reed
Vice President and Secretary

                                                                      APPENDIX A

                                                       JEFFERSON PILOT FINANCIAL


INSTRUCTIONS FOR VOTING YOUR PROXY

Jefferson-Pilot Corporation is now offering shareholders of record three alternative ways of voting your proxies:

-By Telephone                     -Through the Internet   -By Mail
 (using a touch-tone telephone)    (using a browser)       (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING    Available only until 5:00 p.m. (Eastern time on May 1, 1998)
----------------
  -  This method of voting is available for residents of the U.S. and Canada
  - On a touch tone telephone, call TOLL FREE 1-888-836-5063, 24 hours a day, 7 days a week
  -  You will be asked to enter ONLY the control number shown below
  -  Have your proxy card ready, then follow these instructions:

     OPTION 1: To vote as the Board of Directors Recommends, press 1 OPTION 2: If you choose to vote on each director nominee separately, press 2

 --  Your vote will be confirmed and cast as you directed

INTERNET VOTING     Available only until 5:00 p.m. (Eastern time on May 1, 1998)
---------------
  -  Visit our Internet voting website at http://cybervote.georgeson.com
  - Enter the Company Number AND Control Number shown below and follow the instructions on your screen
  -  You would incur your usual Internet charges

VOTING BY MAIL
--------------
  - Simply mark, sign and date your proxy card and return it in the postage-paid envelope
  - If you are voting by telephone or the Internet, please do not mail your proxy card


  Our Annual Meeting of Shareholders will be held at 10:00 a.m. on May 4, 1998 at our offices at 100 North Greene Street, Greensboro, NC.

               --------------                --------------
               COMPANY NUMBER                CONTROL NUMBER
               --------------                --------------

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

     Please mark
[X]  votes as in
     this example

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

    JEFFERSON-PILOT'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1
    -----------------------------------------------------------------------

1.  Election of four Class III Directors:    FOR  WITHHOLD
    Nominees:                                [ ]    [ ]
          Robert G. Greer
          George W. Henderson, III
          Kenneth C. Miskush
          Patrick S. Pittard
                                             [ ]  I plan to attend the meeting.
                                             [ ]  See noted comments.
----------------------------------
FOR all listed nominees except as
noted above
                                             DATE:_______________________, 1998
                                             __________________________________
                                             __________________________________
                                             SIGNATURE(S)

                                             IMPORTANT: Please sign exactly as
                                             your name(s) appear(s) hereon. If
                                             you are acting as an attorney-in-
                                             fact, corporate officer or in a
                                             fiduciary capacity, please indicate
                                             the capacity in which you are
                                             signing.

[LOGO] JEFFERSON PILOT
       FINANCIAL


                          JEFFERSON-PILOT CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 4, 1998

PROXY

The undersigned hereby constitute(s) and appoint(s) David A. Stonecipher, John
D. Hopkins and Robert A. Reed, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to vote all shares of stock of Jefferson-Pilot Corporation the undersigned is entitled to vote at the Annual Meeting of Shareholders of Jefferson-Pilot Corporation to be held on May 4, 1998, and at any adjournment thereof, upon the matters referred to in the Notice of Meeting and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED, OR IF NO CHOICE IS SPECIFIED, FOR ALL NOMINEES LISTED ON THE REVERSE SIDE. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)
                                                                   [SEE REVERSE]
                                                                        SIDE